UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2015

ODYSSEY MARINE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 West Laurel Street

Tampa, Florida 33607

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Acquisition Agreement and Related Matters

Acquisition Agreement

On December 10, 2015, Odyssey Marine Exploration, Inc. (“Odyssey”), Monaco Financial, LLC (“Monaco”), and certain affiliates of Monaco entered into and completed the transactions contemplated by an acquisition agreement (the “Acquisition Agreement”) pursuant to which, among other things, Odyssey sold certain assets to Monaco and its affiliates, and Monaco (a) repaid Odyssey’s indebtedness for borrowed money owed to a bank, (b) reduced the amount of indebtedness owed by Odyssey to Monaco and agreed to certain modifications regarding the remaining indebtedness, and (c) applied the amount of advances previously made by Monaco to Odyssey, as well as additional cash, to the consideration paid to Odyssey for the transaction.

As additional consideration for the transactions contemplated by the Acquisition Agreement, one of Monaco’s affiliates, Magellan Offshore Services Ltd (“Magellan”) agreed to pay Odyssey an amount equal to 21.25% of the difference between (x) the monetized proceeds to Magellan or its affiliates from sales of valuable trade cargo from covered shipwrecks, minus (y) the recovery costs incurred by Magellan or its affiliates related to such covered shipwreck. The covered shipwrecks consist of the shipwrecks included in the proprietary shipwreck database and research library referenced in the paragraph immediately below and any other shipwrecks discovered or identified by or presented to Odyssey or Magellan and its affiliates during the five-year period after the date of the Acquisition Agreement.

The assets sold by Odyssey pursuant to the Acquisition Agreement include (i) Odyssey’s rights to receive proceeds from a specified shipwreck project, (ii) gold and silver coins and bullion (primarily recovered from the SS Republic shipwreck), (iii) the land and building in Tampa, Florida used as Odyssey’s headquarters, (iv) subject to specified exclusions, Odyssey’s proprietary shipwreck database and research library, and Odyssey’s rights to any shipwreck projects derived therefrom, (v) artifacts recovered from shipwrecks, (vi) an artifact database, (vii) the SHIPWRECK! Pirates and Treasure traveling exhibit and all other shipwreck exhibits owned by Odyssey, (viii) various photographs, video, and graphics owned by Odyssey, (ix) side scan data, re-navigation analyses and search data from previous shipwreck searches, (x) internet and social media content and software platforms, and communities related to shipwrecks, (xi) shipwreck publications, (xii) certain merchandise in inventory, (xiii) one-half of the shares of Neptune Minerals, Inc. (“Neptune”) held by Odyssey, and (xiv) one-half of the receivables owed to Odyssey by Neptune. Assets of Odyssey excluded from the transaction include (x) Odyssey’s research vessel, equipment related thereto, and other operational assets, (y) HMS Victory and three other specified shipwreck projects (the “Excluded Projects”), and (z) assets, properties, and rights primarily used by Odyssey in its businesses other than the shipwreck business. The Odyssey indebtedness for borrowed money repaid by Monaco consisted of $11.7 million owed by Odyssey to Fifth Third Bank.

The Acquisition Agreement includes customary representations, warranties, covenants, and indemnification provisions.

Related Agreements and Arrangements

At the closing of the transactions contemplated by the Acquisition Agreement, Odyssey and Magellan entered into a Master Marine Services Agreement (the “MMS Agreement”) pursuant to which Odyssey agreed to provide certain shipwreck exploration and cargo recovery services to Magellan. Under the MMS Agreement, Magellan may request Odyssey to provide various off-shore shipwreck related search and recovery services, to Magellan. Odyssey has the exclusive right to provide the shipwreck exploration and cargo recovery services for a period of five years. The MMS Agreement contemplates that all services provided by Odyssey will be undertaken from time to time under work orders issued by Magellan. As compensation for services provided by Odyssey under the MMS Agreement, Magellan will pay Odyssey the amounts set out in or derived from each relevant work order. In general, such amounts will be consistent with Odyssey’s actual costs of providing the services, including agreed expenses, plus a mark-up at an agreed-upon percentage. The MMS Agreement has a term of five years, subject to earlier termination if either party commits a material breach that is uncured after written notice from the other party.

Odyssey and Magellan also entered into a separate VTC Agreement (the “VTC Agreement”) relating to the Excluded Projects. Before proceeding with any Excluded Project, Odyssey will provide Magellan with a proposal that includes all the research, legal information, budgets and operational considerations reasonably necessary for Magellan to determine the degree to which it desires to participate in such Excluded Project. Magellan will then inform Odyssey of the percentage, up to 50.0%, of the funding for such Excluded Project that Magellan desires to contribute, and Magellan will thereafter pay to Odyssey an amount equal to the percentage so determined of the direct costs incurred by Odyssey directed at such Excluded Project. Once valuable trade cargo is recovered from such Excluded Project and monetized by Odyssey, Odyssey will pay Magellan a commission in an amount equal to the percentage so determined multiplied by the proceeds from sales of the valuable trade cargo from such Excluded Project, after deducting specified expenses associated with the Excluded Project. The specified expenses include (a) the project direct costs, (b) costs previously incurred by Odyssey and disclosed in the proposal, (c) any payments or percentages to owners, governments or other entities as may be negotiated or determined by a court of competent jurisdiction, and (d) any percentages up to 5.0% paid or incurred as marketing fees. If Odyssey and Magellan are unable to proceed on an Excluded Project on the basis of an agreed-upon proposal, then Odyssey may proceed to undertake such Excluded Project, and Magellan shall be entitled to the commission as if its Contributed Percentage were 50.0%.

Odyssey and one of Monaco’s affiliates, Seascape Artifact Exhibits, Inc. (“Seascape”), entered into a Services Agreement (the “Transition Services Agreement”) pursuant to which Odyssey agreed to provide certain services to Seascape during the transition of functions from Odyssey to Seascape. The services to be provided by Odyssey include website and social media development and management, artifact and exhibit maintenance and support, exhibit development, shipwreck content creation and distribution, photo and video archive management, services required for day-to-day administration, such as regulatory compliance, legal and corporate upkeep, back office administration and operations as may be required. As compensation for services provided by Odyssey under the Transition Services Agreement, Seascape will pay Odyssey amounts generally consistent with Odyssey’s actual costs, including applicable expenses, incurred by Odyssey in the performance of the services, plus a mark-up at an agreed-upon percentage. The Transition Services Agreement may be terminated by either party upon 30 days’ written notice.

Prior to entering into the Acquisition Agreement, Odyssey was indebted to Monaco under three promissory notes: (a) a Promissory Note, dated August 14, 2014 (the “August Note”), in the principal amount of $5.0 million, (b) a Promissory Note, dated October 1, 2014 (the “October Note”), in the principal amount of $2.5 million, and (c) a Promissory Note, dated December 1, 2014 (the “December Note”), in the principal amount of $2.5 million. Pursuant to the Acquisition Agreement, Odyssey and Monaco entered into an Amendment to Notes (the “Notes Amendment”) pursuant to which they agreed the August Note would no longer bear interest and agreed that the outstanding balance due under the August Note would be reduced by (a) the amount of cash and the value of assets other than cash received by Monaco or its affiliates from a specified shipwreck project, and (b) if the foregoing amount is insufficient to satisfy in full Odyssey’s obligations under the August Note on or before December 31,

2017, then the amounts otherwise payable to Odyssey as “additional consideration” under the Acquisition Agreement, which shall be paid to Monaco instead of Odyssey until the outstanding principal amount and accrued interest, if any, under the August Note is reduced to zero. With respect to the October Note, the parties agreed to reduce the outstanding principal balance by $2.2 million, to $300,000, and to extend the maturity date to December 31, 2017. The parties further agreed to extend the maturity date of the December Note, and the conversion rights and option exercisable under the Notes, to December 31, 2017. Under the terms of the Notes Amendment, Odyssey and Monaco agreed that $2.0 million previously advanced by Monaco to Odyssey related to the Acquisition Agreement would be deemed paid in full as of the date of the Acquisition Agreement.

In connection with the consummation of the transactions contemplated by the Acquisition Agreement, Odyssey and Monaco amended the terms of the Exclusive Sales And Marketing Agreement, dated as of August 14, 2014, between them to extend the term thereof to December 10, 2020. In addition, Odyssey and Monaco entered into a Lease Agreement (the “Lease”) pursuant to which Odyssey agreed to lease from Monaco office space in the building previously owned by Odyssey and sold to Monaco pursuant to the Acquisition Agreement. The Lease is for a term of 12 months and provides for monthly rent of approximately $19,000 per month.

Amendment of Note Payable to MINOSA

On December 15, 2015, Odyssey and Odyssey Marine Enterprises, Ltd., an indirect, wholly owned subsidiary of Odyssey (“Enterprises”), entered into an Amendment No. 3 to Promissory Note (the “Amendment”) with Minera del Norte S.A. de C.V. (“MINOSA”). The Amendment further amends Section 2(a) of the Promissory Note, dated as of March 11, 2015 (as amended by Amendment No. 1 thereto dated as of April 10, 2015, and by Amendment No. 1 thereto dated as of October 1, 2015, the “Promissory Note”), among Odyssey, Enterprises, and MINOSA to provide that, unless otherwise converted as provided in the Note, the adjusted principal balance shall be due and payable in full upon written demand by MINOSA; provided that MINOSA agrees that it shall not demand payment of the adjusted principal balance earlier than the first to occur of: (i) 30 days after the date on which (x) SEMARNAT makes a determination with respect to the current application for the Manifestacion de Impacto Ambiental relating to the Don Diego Project, which determination is other than an approval or (y) Enterprises or any of its affiliates withdraws such application without MINOSA’s prior written consent; (ii) termination by Odyssey of the Stock Purchase Agreement, dated March 11, 2015 (the “Purchase Agreement”), among Odyssey, MINOSA, and Penelope Mining, LLC (the “Investor”); (iii) the occurrence of an event of default under the Promissory Note; (iv) March 30, 2016; or (v) if and only if the Investor shall have terminated the Purchase Agreement pursuant to Section 8.1(d)(iii) thereof, March 30, 2016.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The disclosure set forth below under Item 1.01 (Entry Into a Material Definitive Agreement) is hereby incorporated by reference into this Item 2.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2015, Odyssey entered into a written Consulting Agreement (the “Consulting Agreement”) with Gregory P. Stemm, Odyssey’s Chairman and former Chief Executive Officer. The consulting services to be provided by Mr. Stemm include (a) actively seeking out and presenting to

Odyssey new business opportunities, projects, and relationships that are expected to result in strategic value or revenue streams in Odyssey’s core business of shipwreck and mineral exploration, (b) providing strategic planning and advice, (c) providing project management, as requested by Odyssey’s chief executive officer, and (iv) such other services as Odyssey’s board of directors or chief executive officer may request from time to time. The Consulting Agreement is for a term of five years and generally requires Mr. Stemm to devote the majority of his business time and attention to Odyssey’s affairs. Either party may terminate the Consulting Agreement upon 90 days’ written notice to the other party.

As compensation for his services, Mr. Stemm is entitled to receive a monthly consulting fee of $20,800 per month during the consulting period. In addition to the consulting fee, Mr. Stemm is also entitled to receive (a) $150,000 for his efforts in developing the concept, negotiating, executing, and overseeing the agreement and relationship with an unrelated third party for which Odyssey continues to provide services, which amount will be paid in monthly installments of $14,500, except that Mr. Stemm will instead receive $75,000 of the $150,000 for the month in which a specific milestone is reached; (b) $500,000 for his efforts in developing the concept, negotiating, executing and overseeing the closing of a strategic transaction, which amount will be paid in monthly installments of $14,500, beginning in the month after Mr. Stemm has received the full amount contemplated in clause (a); (c) either (i) an equity interest of 5.0% based on fair market value in any business opportunity located by Mr. Stemm pursuant to the Consulting Agreement or an interest between 2.5% and 5.0% on any business opportunity that Mr. Stemm is currently pursuing on behalf of Odyssey, or which Odyssey requests that Mr. Stemm manage or (ii) cash compensation, based on Mr. Stemm’s and Odyssey’s compensation committee’s agreement on a reasonable determination of the economic benefit to Odyssey of the transaction or business opportunity; (d) with respect to two of the business opportunities Mr. Stemm is currently working on, (i) 5.0% of the amount Odyssey receives from the sale of any artifacts from the Enigma II project, net of conservation, marketing and selling expenses and (ii) a 5.0% interest in Odyssey’s economic benefit of any shipwreck search and recovery project that Monaco undertakes pursuant to its agreement with Odyssey; (e) health insurance; and (f) an office and administrative support.

If the Consulting Agreement is terminated by Odyssey without cause or by Mr. Stemm for good reason, Mr. Stemm will be entitled to receive (a) 18 months’ severance at the rate of $20,800 per month, and (b) the balance of any payments due with respect to clauses (a) through (e) of the preceding paragraph, and the noncompetition, nonsolicitation, and nonrecruitment restrictions set forth in the Consulting Agreement will apply during the 18-month period during which severance is paid. If the Consulting Agreement is terminated by Mr. Stemm without good reason, Odyssey will determine the period (not less than three nor more than twelve months) during which the noncompetition, nonsolicitation, and nonrecruitment restrictions set forth in the Consulting Agreement will apply, and Mr. Stemm will be entitled to receive (a) severance at the rate of $20,800 per month, and (b) the balance of any payments due with respect to clauses (a) through (e) of the preceding paragraph, in each case during the applicable period determined by Odyssey.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

99.1 Unaudited Pro Forma Condensed Consolidated Financial Information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

Dated: December 16, 2015	By:	/s/ Philip S. Devine
Philip S. Devine
Chief Financial Officer